Exhibit II-1(a)

Not for release, publication or distribution, in whole or in part, in or into or from Canada, Australia or Japan or any other any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction

FOR IMMEDIATE RELEASE

11 December 2007

Recommended Proposal for the acquisition

of

BBI HOLDINGS PLC (“BBI”)

by

INVERNESS MEDICAL INNOVATIONS, INC. (“INVERNESS”)

Summary

•      The Boards of Inverness and BBI today announce that they have reached agreement on the terms of a recommended Proposal for Inverness to acquire the entire issued and to be issued share capital of BBI save for those shares already owned by the Inverness Group.

•      BBI Scheme Shareholders will receive 0.069 New Inverness Shares for each BBI Scheme Share, valuing each BBI Scheme Share at 195 pence and the present issued share capital of BBI at £83.7 million.

•      This represents a premium of 25.0 per cent. to the Closing Price of 156 pence per BBI Share on 10 December 2007, being the last Business Day before the Proposal was announced.

•      BBI Scheme Shareholders may alternatively elect to receive Cash Consideration of 185 pence for each BBI Scheme Share, representing a premium of approximately 18.6 per cent. to the Closing Price of a BBI Share of 156 pence on 10 December 2007.

•      It is proposed that Inverness acquires the BBI Scheme Shares by means of the Scheme of Arrangement (involving a reduction in share capital).

•      The BBI Board unanimously recommends BBI Scheme Shareholders to vote in favour of the Proposal as they have irrevocably undertaken to do so in respect of their and their connected persons’ beneficial holdings of 2,814,093 BBI Shares representing approximately 6.6 per cent. of the existing issued ordinary share capital of BBI and approximately 7.5 per cent. of the existing issued ordinary share capital of BBI not owned by the Inverness Group at the date of this announcement.

•      The Inverness Group owns 5,208,333 BBI Shares at the date of this announcement.

Ron Zwanziger CEO of Inverness, commented: “We are pleased to propose that BBI join the Inverness family of companies. We have had a long and positive relationship with BBI, and Inverness strongly believes that their capabilities in developing novel lateral flow based rapid diagnostic products and in developing and manufacturing high performance reagents and biological materials for use in those products would greatly complement our existing business.”

David Evans, Chairman of BBI, added, “Teaming up with Inverness represents a great opportunity for BBI to expand its activities much more rapidly than it could as an independent company, and we are delighted that our past close working relationships have now culminated in the proposal for BBI to become part of Inverness.”

The Proposal is subject to a number of conditions including the approval of the BBI Scheme Shareholders and the sanction of the Court. The Scheme Documents are expected to be sent to BBI Scheme Shareholders on or about 21 December 2007 and the anticipated timetable for the implementation of the Proposal will be set out therein.

The anticipated date for posting of the Scheme Documents is based on BBI’s current expectations and may be subject to change.

If the expected date of the Court Hearing of BBI’s application for the sanction of the Scheme is changed, BBI will give adequate notice of the change by issuing an announcement through a Regulatory Information Service.

This summary should be read in conjunction with the full text of the announcement.

Enquiries:

Inverness (Director of Corporate Relations) Doug Guarino	+1 (781) 647 3900

IDJ Limited (Financial adviser to Inverness) John Incledon David Bolton	+44 (0)20 7355 1200

BBI David Evans, Chairman Julian Baines, Chief Executive	+44(0) 2920 747232

Cenkos Securities (Financial adviser to BBI) Ian Soanes Adrian Hargrave	+44(0)20 7397 8900

Parkgreen Communications (Public Relations adviser to BBI) Paul McManus	+44(0)20 7479 7933

Cenkos Securities plc, which is authorised and regulated in the UK by the Financial Services Authority is acting for BBI and no-one else in connection with the Proposal and will not be responsible to anyone other than BBI for providing the protections afforded to clients of

Cenkos Securities plc or for giving advice in relation to the Proposal nor any other matter referred to in this announcement.

IDJ Limited, which is authorised and regulated in the UK by the Financial Services Authority, is acting for Inverness and no-one else in connection with the Proposal and will not be responsible to anyone other than Inverness for providing protections afforded to clients of IDJ Limited or for giving advice in relation to the Proposal nor any other matter referred to in this announcement.

Overseas jurisdictions

This announcement does not constitute an offer or invitation to acquire or exchange securities in Inverness or BBI or the solicitation of any vote or approval in any jurisdiction pursuant to the Proposal or otherwise.  The Proposal will be made solely through the Scheme Documents, which will provide and contain the full terms and conditions of the Proposal, including details of how to vote in respect of the Proposal.  Any response to the Proposal should be made only on the basis of the information contained in the Scheme Documents.

The implications of the Scheme for overseas BBI Scheme Shareholders may be affected by the laws of the relevant jurisdictions. Such overseas BBI Scheme Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each overseas BBI Scheme Shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required to be observed and the payment of any issue, transfer or other taxes in such jurisdictions.  The distribution of this announcement in jurisdictions other than England and Wales may be restricted by law and therefore persons in such jurisdictions into whose possession this announcement comes should inform themselves about and observe such restrictions.  This announcement has been prepared for the purposes of complying with English law and the City Code.

NOTICE TO US SHAREHOLDERS of BBI

For US securities law purposes, the exchange offer described in this announcement will be made for the securities of a foreign company by means of a scheme of arrangement under Section 425 of the United Kingdom Companies Act 1985. The offer is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements relating to BBI included or incorporated in the Scheme Documents will be  prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under United States federal securities laws, since BBI is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue BBI or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel BBI and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Inverness may purchase securities otherwise than pursuant to the scheme of arrangement, such as in the open market or privately negotiated purchases.

Forward-looking statements

This announcement includes forward-looking statements with respect to the financial condition, results of operations and businesses of Inverness and BBI and certain plans and objectives of the Boards of Inverness and BBI with respect to them. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could”, or other words of similar meaning. These statements are based on assumptions and assessments made by the Boards of Inverness and BBI in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements.  These risks and uncertainties include, among others, the risk that the Scheme is not completed, including the risk that required shareholder and regulatory approvals for the Scheme may not be obtained; diversion of management’s attention away from other business concerns; the risks associated with the development, generally, of the combined company’s overall strategic objectives; the ability of the combined company to build additional value in its business; the existence of unanticipated technical, commercial or other setbacks related to the combined company’s products and services; and the other risks set forth in Inverness’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission. The combined company may not successfully integrate the operations of Inverness and BBI in a timely manner, or at all, and the combined company may not realise the anticipated benefits or synergies of the Scheme.

Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. BBI and Inverness assume no obligation to update or correct the information contained in this announcement.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of BBI or Inverness, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or the Proposal lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of BBI or Inverness, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of BBI or of Inverness by BBI or Inverness, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.   These disclosures should be sent to the Company Announcements Office of the London Stock Exchange (fax number: +44 (0)20 7638 1554).

Disclosure forms and further advice can be obtained from the monitoring section of the Panel (tel: +44 (0)20 7382 9026; fax +44 (0)20 7236 7005).   A disclosure table, giving

details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities.  In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at  www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7638 0129; fax +44 (0) 207236 7013.

In accordance with Rule 2.10 of the City Code, Inverness confirms that immediately prior to commencement of trading on 10 December 2007  it had 75,716,646 shares of $0.001 each in issue and admitted to listing on AMEX under the US ISIN Code US46126P1066.  In accordance with Rule 2.10 of the City Code, BBI confirms that it has 42,917,735 shares of 2.5 pence each in issue and admitted to trading on the London Stock Exchange’s AIM market for listed securities under the UK ISIN Code GB00B00M4S16.

Not for release, publication or distribution, in whole or in part, in or into or from Canada, Australia or Japan or any other any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction

FOR IMMEDIATE RELEASE

11 December 2007

Recommended Proposal for the acquisition

of

BBI HOLDINGS PLC (“BBI”)

by

INVERNESS MEDICAL INNOVATIONS, INC. (“INVERNESS”)

1.     Introduction

The Boards of Inverness and BBI are pleased to announce that they have reached agreement on the terms of a recommended Proposal for Inverness to acquire the entire issued and to be issued share capital of BBI save for those shares already owned by the Inverness Group.

It is intended that the Proposal will be effected by means of a scheme of arrangement under section 425 of the Companies Act involving a reduction of capital under section 135 of the Companies Act which requires the approval of BBI Scheme Shareholders and the sanction of the Court. However, Inverness reserves the right, in its sole discretion, to implement the Proposal by making a takeover offer instead under section 428 of the Companies Act.

In order to give effect to the Proposal, BBI Scheme Shareholders will need to vote in favour of the Scheme Resolutions to be proposed at the BBI Court Meeting and the BBI General Meeting.  An announcement of when both these meetings will be held will be made in due course.

The BBI Directors, who have been so advised by Cenkos, consider the terms of the Proposal to be fair and reasonable and unanimously recommend that BBI Scheme Shareholders vote in favour of the Scheme Resolutions to be proposed at the BBI Court Meeting and at the BBI General Meeting to give effect to the Proposal, as those BBI Directors who own BBI Shares have irrevocably undertaken to do in respect of their and their connected persons’ beneficial holdings of 2,814,093 BBI Shares representing approximately 6.6 per cent. of the existing issued ordinary share capital of BBI. In providing its advice to the BBI Board, Cenkos has taken into account the commercial assessments of the BBI Directors.

2.     Summary Terms of the Proposal

It is proposed that the acquisition of BBI by Inverness will be effected by way of a scheme of arrangement between BBI and BBI Scheme Shareholders under section 425 of the Companies Act involving a reduction of share capital under section 135 of the Companies Act. The implementation of the Scheme is subject to satisfaction or, where relevant, waiver of the Conditions (which are set out in Appendix II to this announcement). If the Scheme becomes effective, the BBI Scheme Shares will be cancelled and BBI Scheme Shareholders on the BBI register of members at the Scheme Record Time will (subject to any elections for Cash Consideration – see below) receive  Share Consideration comprising:

for each BBI Scheme Share: 0.069 New Inverness Shares

Based on the Inverness Closing Price the Share Consideration values each BBI Share at 195 pence. This represents a premium of 25.0 per cent. to the Closing Price of 156 pence per BBI Share on 10 December 2007, being the last Business Day before the proposal was announced.

Fractional entitlements to New Inverness Shares will not be issued to BBI Scheme Shareholders. However, BBI Scheme Shareholders will receive, in lieu of any fraction of a New Inverness Share, a cash payment equal to the fraction of a New Inverness Share which they would otherwise have received multiplied by the Closing Price of an Inverness Share on the Business Day preceding the Scheme Effective Date.

If all of the BBI Scheme Shareholders elect to receive the Share Consideration the Scheme is expected to result in the issue to BBI Scheme Shareholders of approximately 2.60 million New Inverness Shares, representing approximately 3.32 per cent. of the issued share capital of Inverness as enlarged by the acquisition of BBI.

In the event that BBI Scheme Shareholders choose not to receive the Share Consideration they may elect to receive the Cash Consideration by completing the Cash Election Form. The Cash Consideration comprises:

for each BBI Scheme Share: 185 pence in cash

representing a premium of approximately 18.6 per cent. to the Closing Price of 156 pence per BBI Share on 10 December 2007, being the last Business Day before the Proposal was announced.

On the Scheme becoming effective, it will be binding on all BBI Scheme Shareholders including any BBI Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme.

The New Inverness Shares shall rank pari passu with all other Inverness Shares in issue on the date on which the New Inverness Shares are issued and shall have the right to receive all dividends, distributions and other entitlements made or paid on the Inverness Shares for which the record date occurs after such date of issue.

The aggregate Share Consideration (assuming that no BBI Scheme Shareholders elect to take the Cash Consideration) values the BBI Shares now in issue at approximately £83.7 million and the BBI Scheme Shares (which exclude the BBI Shares already owned by the Inverness Group) now in issue at approximately £73.5 million. The aggregate Cash Consideration (assuming that all BBI Scheme Shareholders elect to take the Cash Consideration) values such BBI Shares at approximately £79.4 million and such BBI Scheme Shares at approximately £69.8 million.

The Proposal and the Scheme are also subject to satisfaction or (where relevant) waiver of the Conditions set out in Appendix I of this announcement, including the approval of BBI Shareholders and the sanction of the Court.

3.     Principal conditions of the Proposal and implementation of the Scheme

The Conditions to the Proposal and implementation of the Scheme are set out in full in Appendix I of this announcement.

4.     Background to, reasons for, and benefits of the Proposal

BBI was established in 1999 to manufacture gold colloids and conjugates for use primarily in point of care diagnostics tests and was admitted to trading on AIM in April 2004.

Subsequently the business expanded its activities into developing new point of care tests on behalf of diagnostic companies and later into the manufacturing of test kits.

Since admission to AIM BBI has made a number of acquisitions that have strengthened the position of its core diagnostic business and widened its operations into the manufacture of natural enzymes and sale of proprietary medical products.

BBI and Inverness already enjoy a close strategic working relationship, with Inverness already owning approximately 12.1 per cent. of BBI’s issued ordinary share capital and having an option to subscribe for a further 5,332,300 BBI Shares at a subscription price of £1 per share.  The Directors believe the Proposal makes strong strategic sense and will allow both BBI and Inverness to further exploit the operating synergies that exist between them.

Both Inverness and BBI benefit individually from strong management teams and staff experienced in the diagnostics development process and Inverness intends to maintain the expertise that exists within BBI. It is the Inverness Directors’ intention to further develop the businesses of BBI following completion of the Proposal and, therefore, the Inverness Directors do not have any current plans to change the principal locations of BBI’s business.

The BBI Directors consider that the terms of the Proposal appropriately reflect the value that BBI is expected to bring to Inverness. They also consider, that the Proposal represents an opportunity for BBI Scheme Shareholders either to realise the value in their investment at an attractive level or to retain an investment in BBI’s business via Inverness, a global leader in BBI’s market.

5.     Information relating to the Inverness Group

The Inverness Group is a global leader in rapid point-of-care diagnostics. Its products, as well as its new product development efforts, focus on infectious disease, blood borne pathogens, cardiology, oncology, drugs of abuse and women’s health. The Inverness Group has grown its businesses by making selected strategic acquisitions and leveraging its proprietary lateral flow immunoassay technology and its strong intellectual property portfolio. It has an experienced research and development team and a continuing commitment to product development, and has a demonstrated capability for introducing new and innovative products through internal research and development efforts. The Inverness Group’s business currently is organised into three reportable segments: professional diagnostic products, consumer diagnostic products and vitamins and nutritional supplements.

The Inverness Group is a leader in the worldwide professional point-of-care diagnostic test market. Its professional diagnostic products are sold in approximately 90 countries through its direct sales force and an extensive network of independent global distributors. Its products, as well as its new product development efforts, focus on infectious disease, blood borne pathogens, cardiology, oncology, drugs of abuse and women’s health. The Inverness Group offers its customers an extensive array of rapid diagnostic test products that address the need for quick and accurate results at the point-of-care. It also offers products in a variety of other platforms, including enzyme-linked immunosorbent assay, or ELISA, tests, the AtheNA Multi-Lyte ANA Test System, indirect fluorescent antibody, or IFA, and microbiology assay tests and serology diagnostic products.

Further information regarding Inverness (including financial information) will be set out in the Scheme Documents.

6.     Information relating to the BBI Group

BBI was formed in 1999 and admitted to trading on AIM in 2004.  BBI is involved in the development and manufacture of rapid test diagnostic products. BBI derives income from four core areas: the manufacture and supply of diagnostic reagents; contract product development; rapid test manufacture; and diabetes healthcare. Tests are currently being developed and/or manufactured for, amongst others, food borne pathogens, bacteria in blood platelets, a range of allergens and drugs of abuse. In addition, the BBI Group is developing in-house proprietary technology for application in diagnostic products.

In May 2007 BBI acquired Theratase Plc (“Theratase”) which is engaged in the manufacture of specialist naturally derived enzymes which are sold to the world’s healthcare market, in particular the diagnostic and therapeutic segments. Enzymes are proteins which are the body’s biological catalysts, driving complex reactions that occur in all living organisms.  Theratase group’s products are purified from a variety of naturally sourced raw materials including plant and animal tissue and microbial matter. The specification and treatment of these materials is of crucial importance, and Theratase maintains a close working relationship with its suppliers, who come from all over the world including the UK, Brazil, Australia, New Zealand, and South Africa. Theratase utilises a variety of sophisticated extraction, filtration and chromatography techniques to isolate the required enzyme or enzymes from the initial material.

Further information regarding BBI (including financial information) will be set out in the Scheme Documents.

7.     BBI Share Schemes

Appropriate proposals will be made by Inverness to BBI Optionholders in accordance with Rule 15 of the City Code.

8.     Recommendation

The Board of BBI, which has been so advised by Cenkos, considers the terms of the Proposal to be fair and reasonable. In providing advice to the BBI Directors, Cenkos has taken into account the commercial assessments of the BBI Directors.

Accordingly, the BBI Directors unanimously recommend that all BBI Scheme Shareholders vote in favour of the Scheme Resolutions to be proposed at the BBI Court Meeting and the BBI General Meeting, as they have irrevocably undertaken to do in relation to their respective, entire beneficial and connected holdings amounting, in aggregate, to 2,814,093 BBI Shares, representing approximately 6.6 per cent. of the existing issued share capital of BBI.

9.     Irrevocable Undertakings and disclosure of interests in BBI Shares

As at the date of this announcement, a wholly owned subsidiary of Inverness beneficially owns 5,208,333 BBI Shares (representing approximately 12.1 per cent. of BBI’s present issued ordinary share capital) and has an option to subscribe for a further 5,332,300 BBI Shares at a subscription price of £1 per share.   In addition a Director of Inverness and his connected persons beneficially own 292 BBI shares.

The BBI Directors have entered into irrevocable undertakings to vote in favour of the Scheme Resolutions in respect of their respective entire beneficial and connected holdings of, in aggregate, 2,814,093 BBI Shares, representing approximately 6.6 per cent. of the existing issued share capital of BBI.  These undertakings will continue to be binding even in the event of a higher competing offer for BBI being announced and cannot be withdrawn other than in the event of the Scheme lapsing or being withdrawn. Details of the irrevocable undertakings are provided in Appendix II.

Save for the shareholdings and irrevocable undertakings referred to above, neither Inverness nor, so far as Inverness is aware, any person acting in concert with Inverness has any interest in, or right to subscribe for, any relevant securities of BBI, nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, or any “arrangement” in relation to relevant securities of BBI and neither Inverness nor BBI, or any associate of Inverness or BBI (“associate” having the meaning given to that phrase in the City Code), is party to any indemnity or option arrangement or any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities of BBI which may be an inducement to deal or refrain from dealing in such securities. For these purposes “arrangement” includes any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery and borrowing and lending of relevant securities of BBI. Neither Inverness nor any person acting in concert with Inverness has borrowed or lent any relevant securities of BBI.

10.  Directors and Employees

Each of the BBI Directors has agreed to remain as a director of BBI after completion of the Proposal apart from Messrs Evans, Gregory, Percival and Wilson who have agreed to resign from the Board of BBI on the date on which the Scheme becomes effective.

Inverness has given assurances that, following the Scheme becoming effective, the existing employment rights, including accrued pension rights, of BBI’s employees will be fully safeguarded and its plans for BBI do not include any material changes in the conditions of employment of BBI employees.

11.  Inducement Fee Agreement and Implementation Agreement

Inducement Agreement

On 3 December 2007, BBI and Inverness entered into an inducement fee agreement as an inducement to Inverness proceeding with the Proposal.  Under the agreement, BBI has agreed to pay Inverness an inducement fee of 1% of the gross value of the Proposal (inclusive of any applicable VAT) if certain specified circumstances occur including, but not limited to, withdrawal by BBI of the Proposal once it has already been recommended and if the Proposal lapses because of a competing offer.  In addition, under the agreement, Inverness has agreed to pay BBI a break fee of 1% of the gross value of the Proposal (inclusive of any applicable VAT) if certain specified circumstances occur including, but not limited to, the withdrawal by Inverness and the adverse modification of the terms proposed other than as a result of a material change in the trading or financial position of BBI, material breach of the agreement by BBI or failure to disclose material information by BBI.

Implementation Agreement

On 10 December 2007 BBI and Inverness entered into an implementation agreement in connection with the Proposal, pursuant to which each of them has undertaken (subject to and taking into account the fiduciary duties of their respective directors), amongst other things, to use all reasonable endeavours to achieve satisfaction of the Conditions to the Scheme as soon as reasonably practicable, to co-operate together in the publication of all Scheme Documents and the taking of all necessary steps in order to give effect to the Scheme. In addition, BBI has agreed to conduct its business in accordance with an agreed set of principles.

12.  Financing of the Proposal

The Cash Consideration will be funded from existing bank facilities available to Inverness.  IDJ Limited, financial adviser to Inverness, has confirmed that it is satisfied that sufficient financial resources are available to Inverness to satisfy the full Cash Consideration payable to BBI Shareholders under the terms of the Scheme.

13.  De-Listing

The London Stock Exchange will be requested to cancel the trading in BBI Shares on AIM with effect from the close of business on the Business Day immediately prior to the Scheme Effective Date. The last day of dealings in BBI Shares on AIM is expected to be 31 January 2008 (being the Business Day immediately prior to the Scheme Effective Date) and no transfers of BBI Shares will be registered after 6.00 p.m. on that date. On the Scheme Effective Date, share certificates in respect of BBI Shares will cease to be valid. In addition, entitlements to BBI Shares held within the CREST system will be cancelled on the Scheme Effective Date.

14.  Overseas shareholders

The availability of the Proposal to overseas holders of BBI Scheme Shares may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any applicable requirements. Further details in relation to overseas holders of BBI Scheme Shares will be contained in the Scheme Documents.

Notice to US Shareholders of BBI

For US securities law purposes, the exchange offer described in this announcement will be made for the securities of a foreign company by means of a scheme of arrangement under Section 425 of the United Kingdom Companies Act 1985. The offer is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements relating to BBI included or incorporated in the Scheme Documents will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under United States federal securities laws, since BBI is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue BBI or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel BBI and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Inverness may purchase securities otherwise than pursuant to the scheme of arrangement, such as in the open market or privately negotiated purchases.

15.  Further information

Appendix I contains the conditions to the Proposal and implementation of the Scheme.  Appendix II contains certain additional information including the bases and sources of certain financial information contained in this announcement.  Certain terms used in this announcement are defined in Appendix III.

This announcement does not constitute an offer or invitation to acquire or exchange securities in Inverness or BBI.   Holders of BBI Scheme Shares are advised to read carefully the formal documentation relating to the Proposal, once it has been dispatched.

There are no agreements or arrangements to which Inverness is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a pre-condition or a condition to completion of the Proposals.

Enquiries:

Inverness (Director of Corporate Relations) Doug Guarino	+1 (781) 647 3900

IDJ Limited (Financial adviser to Inverness) John Incledon David Bolton	+44 (0)20 7355 1200

BBI David Evans, Chairman Julian Baines, Chief Executive	+44 (0) 2920 747232

Cenkos Securities (Financial adviser to BBI) Ian Soanes Adrian Hargrave	+44(0)20 7397 8900

Parkgreen Communications (Public Relations adviser to BBI) Paul McManus	+44(0)20 7479 7933

Cenkos Securities plc, which is authorised and regulated in the UK by the Financial Services Authority is acting for BBI and no-one else in connection with the Proposal and will not be responsible to anyone other than BBI for providing the protections afforded to clients of Cenkos Securities plc or for giving advice in relation to the Proposal nor any other matter referred to in this announcement.

IDJ Limited, which is authorised and regulated in the UK by the Financial Services Authority, is acting for Inverness and no-one else in connection with the Proposal and will not be responsible to anyone other than Inverness for providing protections afforded to clients of IDJ Limited or for giving advice in relation to the Proposal nor any other matter referred to in this announcement.

Overseas jurisdictions

This announcement does not constitute an offer or invitation to acquire or exchange securities in Inverness or BBI or the solicitation of any vote or approval in any jurisdiction pursuant to the Proposal or otherwise.  The Proposal will be made solely through the Scheme Documents, which will provide and contain the full terms and conditions of the Proposal, including details of how to vote in respect of the Proposal.  Any response to the Proposal should be made only on the basis of the information contained in the Scheme Documents.

The implications of the Scheme for overseas BBI Scheme Shareholders may be affected by the laws of the relevant jurisdictions. Such overseas BBI Scheme Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each overseas BBI Scheme Shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required to be observed and the payment of any issue, transfer or other taxes in such jurisdictions.  The distribution of this announcement in jurisdictions other than England and Wales may be restricted by law and therefore persons in such jurisdictions into whose possession this announcement comes should inform themselves about and observe such restrictions.  This announcement has been prepared for the purposes of complying with English law and the City Code.

Forward-looking statements

This announcement includes forward-looking statements with respect to the financial condition, results of operations and businesses of Inverness and BBI and certain plans and objectives of the Boards of Inverness and BBI with respect to them. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could”, or other words of similar meaning. These statements are based on assumptions and assessments made by the Boards of Inverness and BBI in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. These risks and uncertainties include, among others, the risk that the Scheme is not completed, including the risk that required shareholder and regulatory approvals for the Scheme may not be obtained; diversion of management’s attention away from other business concerns; the risks associated with the development, generally, of the combined company’s overall strategic objectives; the ability of the combined company to build additional value in its business; the existence of unanticipated technical, commercial or other setbacks related to the combined company’s products and services; and the other risks set forth in Inverness’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission. The combined company may not successfully integrate the operations of Inverness and BBI in a timely manner, or at all, and the combined company may not realise the anticipated benefits or synergies of the Scheme.

Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. BBI and Inverness assume no obligation to update or correct the information contained in this announcement.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of BBI or Inverness, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 pm (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or the Proposal lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of BBI or Inverness, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of BBI or of Inverness by BBI or Inverness, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.   These disclosures should be sent to the Company Announcements Office of the London Stock Exchange (fax number: +44 (0)20 7638 1554).

Disclosure forms and further advice can be obtained from the monitoring section of the Panel (tel: +44 (0)20 7382 9026; fax +44 (0)20 7236 7005).   A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities.  In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at  www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7638 0129; fax +44 (0) 207236 7013.

In accordance with Rule 2.10 of the City Code, Inverness confirms that immediately prior to commencement of trading on 10 December 2007 it had 75,716,646 shares of $0.001 each in issue and admitted to listing on AMEX under the US ISIN Code US46126P1066.  In accordance with Rule 2.10 of the City Code, BBI confirms that it has 42,917,735 shares of 2.5 pence each in issue and admitted to trading on the London Stock Exchange’s AIM market for listed securities under the UK ISIN Code GB00B00M4S16.

APPENDIX I - CONDITIONS TO THE PROPOSAL AND IMPLEMENTATION OF THE SCHEME

The Proposal is conditional upon the Scheme becoming unconditional and becoming effective by not later than 31 March 2008 or such later date as, subject to the City Code, Inverness and BBI may agree and (if required) the Court may allow.

1.                             The Scheme is conditional upon:

(a)                     the approval of the Scheme by a majority in number representing not less than 75 per cent. in value of the holders of BBI Scheme Shares who are on the register of members of BBI at the Voting Record Time, present and voting, either in person or by proxy, at the BBI Court Meeting (or any adjournment of that meeting); and

(b)                    the resolutions required to approve and implement the Scheme being duly passed by the requisite majority at the BBI General Meeting (or any adjournment of that meeting); and

(c)                     the sanction (with or without modification, such modification being acceptable to both BBI and Inverness) of the Scheme and confirmation of the reduction of capital by the Court being obtained, an office copy of the Court Order being delivered to the Registrar of Companies in England and Wales and, in relation to the reduction of capital, being registered by the Registrar of Companies in England and Wales; and

(d)                    approval of the New Inverness Shares for listing on AMEX, subject to official notice of issuance.

2.                             Inverness and BBI have agreed that, subject as stated below, the Scheme is also conditional upon, and accordingly the necessary actions to make the Scheme become effective will only be taken on, the satisfaction or waiver of the following Conditions:

(a)                     no government or governmental, quasi-governmental, supranational, statutory or regulatory body, institution, association or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any relevant jurisdiction (a “Relevant Authority”) having decided to take, institute, implement or threaten or having announced its intention to institute or implement any action, proceedings, suit, investigation, enquiry or reference or enacted, made or proposed any statute, regulation, order or decision that would or might be reasonably expected to:

(i)                          make the Proposal, its implementation, or the acquisition or the proposed acquisition of any shares in, or control of BBI, by any member of the Inverness Group void, unenforceable or illegal under the laws of any jurisdiction or directly or indirectly restrain, restrict, prohibit, frustrate or otherwise materially delay or interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise in a material way challenge, the acquisition, or the proposed acquisition of any shares in, or control of, BBI by Inverness;

(ii)                       require, prevent or delay the divestiture (or alter the terms of any proposed divestiture) by the BBI Group of all or any material part of their respective businesses, assets or properties or of any BBI Shares or other securities in BBI or (except in relation to limitations which apply generally to entities conducting similar businesses) impose any material limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties in each case to an extent which is material in the context of the Inverness Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(iii)                        impose any material limitation on or result in any delay in the ability of any member of the BBI Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities in, or to exercise management control over, any member of the BBI Group or on the ability of any member of the BBI Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities in, or to exercise management control over, any other member of the BBI Group in each case to an extent which is material in the context of the BBI Group taken as a whole;

(iv)                       except as required pursuant to the Proposal, require any member of the BBI Group to offer to acquire any shares or other securities in any member of the BBI Group or any other asset owned by any third party (in each case other than the implementation of the Proposal) where such acquisition would be material in the context of the BBI Group taken as a whole;

(v)                      impose any limitation on the ability of any member of the BBI Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the BBI Group;

(vi)                   result in any member of the BBI Group ceasing to be able to carry on business under any name under which it presently does so, where such a result would be material in the context of the BBI Group taken as a whole; or

(vii)                otherwise materially and adversely affect any or all of the businesses, assets, financial or trading position or profits or prospects of any member of the BBI Group to an extent which is adverse to and material in the context of the BBI Group taken as a whole, and all applicable waiting and other time periods during which any such Relevant Authority could institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene having expired, lapsed or been terminated;

(b)                    all necessary filings or applications in connection with the Proposal or its implementation having been made and all appropriate waiting and other time periods (including extensions of such periods) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the acquisition of any shares in, or control of, BBI by Inverness;

(c)                     all material authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (“authorisations”) which Inverness reasonably deems necessary or appropriate in any jurisdiction for or in respect of the Scheme and the proposed acquisition of any shares or securities in, or control of, BBI or any member of the BBI Group by Inverness or any member of the Inverness Group or the issue of the New Inverness Shares or any matters arising from such issue being obtained in terms and in a form reasonably satisfactory to Inverness from appropriate Relevant Authorities (in each case where the absence of such authorisation could reasonably be expected by Inverness to have a material adverse effect on the BBI Group taken as a whole) and such authorisations together with all authorisations necessary or appropriate for any member of the BBI Group to carry on its business (where such business is material in the context of the BBI Group taken as a whole and where the absence of such authorisations would have a material and adverse effect on the BBI Group taken as a whole) remaining in full force and effect and no intimation of any intention to revoke, withdraw, suspend, restrict, withhold or modify or not to renew any of them having been made under the laws or regulations of any jurisdiction (in each case to an extent which would have a material and adverse effect on the BBI Group taken as a whole) and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Scheme and the proposed acquisition of any shares or securities in, or control of BBI or any matters arising from such acquisition having been complied with in all material respects;

(d)                    save as Disclosed, there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the BBI Group is a party or by or to which any such member or any of its material assets may be bound or be subject which, as a result of the making or implementation of the Scheme or the proposed acquisition by any member of the Inverness Group of any shares or securities in BBI or because of a change in the control or management of BBI or any member of the BBI Group or otherwise, could or might reasonably be expected to result in (in each case to an extent which is material and adverse in the context of the BBI Group taken as a whole):

(i)                          any moneys borrowed by or any indebtedness (actual or contingent) of, or grant available to, any member of the BBI Group becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited or adversely affected;

(ii)                       the creation of any mortgage, charge or other security interest over the whole or any substantial part of the business, property or assets of any member of the BBI Group or any such security interest (whether existing or having arisen) becoming enforceable;

(iii)                    any such arrangement, agreement, licence, permit, franchise or other instrument, or any right, interest, liability or obligation of any member of the BBI Group under any such arrangement, agreement, licence, permit, franchise or other instrument being terminated or adversely modified or affected or any onerous obligation or liability arising adverse action being taken or arising under any such arrangement, agreement, licence, permit, franchise or other instrument;

(iv)                   the interests or business of any member of the BBI Group in or with any other person, firm or company (or any arrangements relating to such interest or business) being terminated or materially and adversely affected;

(v)                      any member of the BBI Group ceasing to be able to carry on business under any name under which it presently does so;

(vi)                   any assets or interest of any member of the BBI Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than in the ordinary course of business; or

(vii)                the value of any member of the BBI Group or its financial or trading position or prospects being prejudiced or adversely affected and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the BBI Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any events or circumstances as are referred to in sub-paragraphs (i) to (vii) of this paragraph (d) in any case where such result would be material and adverse in the context of the BBI Group taken as a whole;

(e)                     save as Disclosed, no member of the BBI Group having since 31 March 2007 (being the date to which the latest audited consolidated reports and accounts of the BBI Group were made up) , to an extent which is material in the context of the BBI Group taken as a whole:

(i)                          issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for the grant of BBI Options or the issue of BBI Shares on the exercise of BBI Options, pursuant to the terms of the BBI Share Schemes);

(ii)                       recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of BBI or, as the case may be, Inverness;

(iii)                    (save as between wholly-owned subsidiaries of BBI) merged or demerged with any body corporate or, otherwise than in the ordinary course of business, acquired or disposed of, or transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares), or authorised, proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest;

(iv)                   redeemed, purchased or reduced or announced any proposal to redeem, purchase or reduce any of its own shares or other securities or made, authorised or proposed or announced its intention to propose any change in its share or loan capital;

(v)                      issued, authorised or proposed the issue of any debentures or (other than in the ordinary course of business) incurred or increased any indebtedness or contingent liability;

(vi)                   entered into, varied or terminated, or authorised, proposed or announced its intention to enter into, vary or terminate any arrangement, contract or commitment (whether in respect of capital expenditure or otherwise), other than in the ordinary course of business, which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude;

(vii)                entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of, any service contract or other agreement with any director or senior executive of BBI;

(viii) implemented, authorised or proposed the entry into of, or announced its intention to implement or enter into, any contract, transaction, reconstruction, amalgamation, commitment, scheme or other arrangement otherwise than in the ordinary course of business;

(ix)                     taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, manager, administrator, administrative receiver, trustee, provisional liquidator, liquidator or similar officer in respect of all or any of its assets and revenues or any analogous proceedings or steps in any jurisdiction having been taken or for the appointment of any analogous person in any jurisdiction to have occurred;

(x)                        waived or compromised any claim, other than in the ordinary course of business;

(xi)                     made or agreed or consented to any change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/ or their dependants or to the benefits which accrue, or to the pensions which are payable under such schemes, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded, or made or agreed or consented to any change to the trustees;

(xii)                  made any amendment to its memorandum or articles of association;

(xiii)               entered into any contract, transaction or arrangement which is or may be materially restrictive on the business of any member of the BBI Group other than of a nature and to an extent which is not unusual in the context of the business concerned;

(xiv)              been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(xv)                 entered into any contract, commitment or arrangement or passed any resolution in general meeting with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this paragraph (e);

(f)                       save as Disclosed, since 31 March 2007 (being the date to which the latest audited consolidated reports and accounts of the BBI Group were made up):

(i)                          no adverse change, and no other circumstance which would or might be likely to result in any adverse change, in the business, assets, financial or trading position or profits or prospects of any member of the BBI Group having occurred which is material in the context of the BBI Group taken as a whole;

(ii)                       no litigation, arbitration, prosecution or other legal proceedings having been threatened, announced, instituted or become pending and remaining outstanding by, against or in respect of any member of the BBI Group or to which any member of the BBI Group is or may be a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the BBI Group having been threatened, announced, implemented, instituted or become pending and remaining outstanding by, against or in respect of any member of the BBI Group in any such case which would or might reasonably be expected materially and adversely to affect the BBI Group taken as a whole; and

(iii)                    no contingent or other liability having arisen or having been incurred which might be reasonably expected materially and adversely to affect any member of the BBI Group taken as a whole;

(g)                    Inverness not having discovered regarding the BBI Group:

(i)                          any financial, business or other information in relation to circumstances existing prior to 11 December 2007 which is material in the context of the Proposal and which has not been Disclosed by BBI to Inverness prior to such date;

(ii)                       that any financial, business or other information concerning any member of the BBI Group publicly disclosed at any time by any member of the BBI Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make such information not misleading which in any case is material and adverse to the financial or trading position of the BBI Group taken as a whole and such information has not been corrected by a subsequent announcement to a Regulatory Information Service by or on behalf of any member of the BBI Group;

(iii)                    that any member of the BBI Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of BBI for the year ended 31 March 2006 or the annual report and financial statements of results of BBI for the year ended 31 March 2007 and which is material in the context of the BBI Group taken as a whole;

(iv)                   that any past or present member of the BBI Group has failed to comply with any applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and wherever the same may have taken place), any of which would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the BBI Group and which is material in the context of the BBI Group taken as a whole; or

(v)                      that there is or is reasonably likely to be any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the BBI Group or in which any such member may now or previously had an interest under any environmental legislation, regulation, notice, circular or order of any Relevant Authority or third party or otherwise and which is material in the context of the BBI Group taken as a whole.

3.                             The Scheme will not proceed if, before the date of the BBI Court Meeting, following investigation by the UK Office of Fair Trading there is a reference of the proposed acquisition, or any part of it, to the UK Competition Commission (as established under section 45 of the Competition Act 1998, as amended).

4.                             Inverness reserves the right to elect to implement the acquisition by way of a takeover offer. In such event, such offer will be implemented on the same terms subject to appropriate amendments, including (without limitation) an acceptance condition set at ninety per cent. of the BBI Shares to which such offer relates, so far as applicable, as those which would apply to the Scheme.

5.                             Inverness reserves the right to waive all or any of the conditions contained in paragraphs 2(a) to (g) in whole or in part.

6.                             Inverness shall be under no obligation to waive or treat as satisfied any of the Conditions in paragraph 2 by a date earlier than the latest date for satisfaction thereof, notwithstanding that the other Conditions of the Proposal may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of the Conditions may not be capable of fulfilment.

7.                             If Inverness is required by the Panel to make an offer for BBI Scheme Shares under the provisions of Rule 9 of the City Code, Inverness may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

8.                             The Proposal is governed by English law and is subject to the jurisdiction of the English Courts.

APPENDIX II – ADDITIONAL INFORMATION

1.             Bases and sources

(a)                                  The value attributed to the existing issued BBI Shares is based upon the 42,917,735 BBI Shares in issue on 10 December 2007 (being the latest practicable Business Day prior to the publication of this announcement).

(b)                                 The value attributed to the existing issued BBI Scheme Shares is based upon the 42,917,735 BBI Shares in issue on 10 December 2007 (being the latest practicable Business Day prior to the publication of this announcement) less the 5,208,333 BBI Shares already owned by the Inverness Group.

(c)                                  Unless otherwise stated in this announcement, all prices for BBI Shares have been derived from the London Stock Exchange and represent the Closing Price on the relevant date.

(d)                                 The exchange rate of $1 to £0.4882 at 9.00 p.m. GMT on 10 December 2007, being the last Business Day before the date of this announcement, has been sourced from FT.com.

2.             Irrevocable undertakings and letters of intent

The BBI Directors have entered into irrevocable undertakings to vote in favour of the Scheme Resolutions in respect of their respective entire beneficial and connected holdings of, in aggregate, 2,814,093 BBI Shares, representing approximately 6.6 per cent. of the existing issued share capital of BBI.  These undertakings will continue to be binding even in the event of a higher competing offer for BBI being announced and cannot be withdrawn other than in the event of the Scheme lapsing or being withdrawn. Details of the irrevocable undertakings are as follows:

Name of BBI Director	Number of BBI Shares

Julian Huw Baines	1,503,318
Richard Lewis Lamotte	786,026
David Eric Evans	281,921
Kevin William Wilson	146,000
Philip Charles Percival	48,666
Colin David Anderson	26,426
John Chesham	21,736

APPENDIX III - DEFINITIONS

The following definitions apply throughout this announcement, unless the context otherwise requires:

“£”	pounds sterling, the lawful currency of the UK

“$”	dollars, the lawful currency of the USA

“AIM”	the AIM market operated by the London Stock Exchange

“AIM Rules”	the AIM Rules for Companies published by the London Stock Exchange

“AMEX”	the American Stock Exchange
“Australia”	Australia, its possessions, provinces and all areas subject to its jurisdiction or any political subdivision thereof

“BBI”	BBI Holdings plc

“BBI Court Meeting”

the meeting of the holders of BBI Scheme Shares (or any adjournment thereof) to be convened by an order of the Court pursuant to section 425 of the Companies Act for the purpose of considering the Scheme (with or without any amendment)

“BBI Directors” or “Board of BBI” or “BBI Board”	the directors of BBI

“BBI General Meeting”	the general meeting of BBI (and any adjournment thereof) to be held in connection with the Scheme

“BBI Group”	BBI and its subsidiary undertakings

“BBI Option”	an option over a BBI Share which has been granted to a holder pursuant to a BBI Share Scheme

“BBI Optionholder”	a participant in any of the BBI Share Schemes

“BBI’s Registrars”	Computershare Investor Services plc of PO Box 82, The Pavilions, Bridgwater Road, Bristol, BS99 7NH

“BBI Scheme Shares” or “Scheme Shares”	the BBI Shares in issue at the date of the Scheme and any BBI Shares issued: (a) after the date of the Scheme and prior to the Voting Record Time; or (b) at or after the Voting Record Time and before the Scheme Record Time on terms that the original or any subsequent holder thereof shall be, or shall have agreed in writing by such time to be, bound by the Scheme save for any BBI Shares held by any member of the Inverness Group (or its nominees)at the Scheme Record Time

“BBI Scheme Shareholders”	registered holders of BBI Scheme Shares

“BBI Shareholders”	registered holders of BBI Shares

“BBI Shares”	the ordinary shares of 2.5 pence each in the capital of BBI

“BBI Share Schemes”

the incentive share option schemes or arrangements operated by BBI as at the date hereof, (being BBI SAYE Share Option Scheme, BBI Approved Share Option Scheme, BBI Unapproved Share Option Scheme, BBI EMI Scheme and seperate option deeds made between BBI (1) and David Evans (2) dated 28 April 2004 and 10 December 2007

“Boards”	the BBI Board and/or the Inverness Board as the context requires

“Business Day”	a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for normal business in the City of London

“Canada”	Canada, its possessions, provinces and all areas subject to its jurisdiction or any political subdivision thereof

“Cash Consideration”	the alternative consideration of 185 pence in cash for each BBI Scheme Share

“Cenkos”	Cenkos Securities plc, financial adviser to BBI

“City Code”	the City Code on Takeovers and Mergers

“Closing Price”	as regards securities quoted on AIM, the closing middle market quotation of a share derived from AIM and, as regards securities listed on AMEX, the last sale price of the security as reported by AMEX

“Companies Act”	the Companies Act 1985

“Conditions”	the conditions to the implementation of the

Scheme and the Proposal set out in Appendix I of this announcement and “Condition” means any one of them

“Court Hearing”	the hearing by the Court of the petition to sanction the Scheme under section 425 of the Companies Act and confirm the reduction of capital which forms part of it

“Court Order” or “Order of the Court”

the order of the Court granted at the Court Hearing to sanction the Scheme under section 425 of the Companies Act and confirm the reduction of capital provided for by the Scheme under section 137 of the Companies Act 1985

“Court”	the High Court of Justice of England and Wales

“Disclosed”

(i) as disclosed in the latest Annual Report of BBI dated 31 March 2007, (ii) as publicly announced by BBI prior to the date of the announcement of the Proposal, (iii) as disclosed in the announcement of the Proposal, or (iv) as otherwise fairly disclosed in writing (including facsimile) to Inverness or its advisers by or on behalf of BBI prior to 8 December 2007

“Enlarged Group”	Inverness and its subsidiary undertakings following completion of the Proposal

“holder”	includes any person entitled by transmission

“IDJ”	IDJ Limited, financial adviser to Inverness

“Inverness”	Inverness Medical Innovations, Inc., a Delaware corporation

“Inverness Closing Price”

the closing price of $57.92 per Inverness Share (equivalent to approximately £28.28  as converted at an exchange rate of $1 to £0.4882) on 10 December 2007, being the last Business Day before the date of this announcement

“Inverness Directors” or “Inverness Board” or “Board of Inverness”	the directors of Inverness

“Inverness Group”	Inverness and its subsidiary undertakings

“Inverness Shares”	the shares of common stock, par value $0.001 per share, of Inverness

“Listing Rules”	Listing rules as produced by the UK Listing Authority

“the London Stock Exchange”	London Stock Exchange plc

“Meetings”

the BBI Court Meeting (and any adjournment thereof) and the BBI General Meeting (and any adjournment thereof) and “Meeting” means the BBI Court Meeting or the BBI General Meeting as the context requires

“New Inverness Shares”	Inverness Shares proposed to be issued credited as fully paid pursuant to the Scheme and the Proposal

“New BBI Shares”	the new ordinary shares in BBI to be allotted and issued to Inverness following implementation of the Scheme

“Panel” or “Takeover Panel”	the Panel on Takeovers and Mergers

“Proposal”	the proposal for the acquisition of BBI by Inverness made to BBI Scheme Shareholders by way of the Scheme

“Regulatory Information Service”	any information service authorised from time to time by the UK Listing Authority for the purpose of dissemination of regulatory announcements required by the Listing Rules and/or the AIM Rules

“Scheme” or “Scheme of Arrangement”

the proposed scheme of arrangement under section 425 of the Companies Act between BBI and BBI Scheme Shareholders particulars of which will be set out in the Scheme Documents, with or subject to any modification thereof or addition thereto or condition agreed by BBI and Inverness and which the Court may think fit to approve or impose

“Scheme Documents”	the documents which are to be sent to BBI Scheme Shareholders giving full particulars of the Scheme

“Scheme Effective Date”	the date on which the Scheme becomes effective

“Scheme Record Time”	6.00 p.m. on the Business Day immediately preceding the Scheme Effective Date

“Scheme Resolutions”	the resolutions to be proposed at the BBI Court Meeting (or any adjournment thereof) and the BBI General Meeting (or any adjournment thereof)

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland and its dependant territories

“United States” or “US”	the United States of America (including the states of the United States and the District of Columbia), its possessions and territories and all other areas subject to its jurisdiction

“Voting Record Time”	the time as at which those BBI Scheme Shareholders entitled to vote at the Court Meeting is ascertained

For the purposes of this announcement “holding company”, “subsidiary” and “subsidiary undertaking” have the meanings given to them in the Companies Act 2006.

All references to legislation in this announcement are to English legislation unless the contrary is indicated.

Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.